Frettra M. Miller             Citibank, N.A.
                    Senior Vice President         Global Transaction Services
                    Associate General Counsel     388 Greenwich Street
                                                  19th Floor
                                                  New York, NY 10013

                                                  Tel 212 816-5675
                                                  Fax 212 816-2689
                                                  frettra.m.miller@citigroup.com

September 9, 2004

Citibank, N.A.
ADR Department
111 Wall Street
New York, N.Y. 10043

Re: American Depositary Receipts evidencing American Depositary Shares, each representing ten (10) shares of Common Stock, par value NT$10.00 per share of AU Optronics Corp.

Ladies and Gentlemen:

I refer to the Registration Statement to be filed on Form F-6 (the "Registration Statement") by the legal entity created by the Deposit Agreement (as defined herein) for which you are acting as the depositary, for the purpose of registering under the Securities Act of 1933, as amended, 300,000,000 American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") to be issued under the Deposit Agreement, dated as of May 29, 2002 by and among Citibank, N.A., as depositary, AU Optronics Corp., a company organized and existing under the laws of the Republic of China (the "Company"), and the Holders and Beneficial Owners from time to time of ADSs issued thereunder, a copy of which is being filed as Exhibit (a) to the Registration Statement (the "Deposit Agreement"). Each ADS will (subject to amendments in accordance with the terms of the Deposit Agreement) represent ten (10) ordinary shares, nominal value NT$10.00 each, or evidence of the right to receive such shares, of the Company. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

Assuming that the Deposit Agreement has been duly executed and delivered by the Company, I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the Holders thereof to the rights specified in the Deposit Agreement and the ADRs.

I hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement.

I am a member of the Bar of the State of New York. This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,


/s/ Frettra M. Miller

Frettra M. Miller